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                                                                    Exhibit 99.1

[SCAN SOFT LOGO]

                                                                    NEWS RELEASE

                                                 CONTACTS: FOR IMMEDIATE RELEASE

Richard Mack
Director, Corporate Communications
ScanSoft, Inc.
978-977-2175
Email: richard.mack@scansoft.com

         SCANSOFT CLOSES ACQUISITION OF SPEECHWORKS INTERNATIONAL, INC.

PEABODY, MASS., AUGUST 12, 2003 - ScanSoft, Inc. (NASDAQ: SSFT), a leading provider of imaging, speech and language solutions, today announced that it has closed the acquisition of SpeechWorks International, Inc. (NASDAQ: SPWX). As consideration, ScanSoft issued approximately 32.5 million shares of its common stock to SpeechWorks shareholders who received 0.860 shares of ScanSoft common stock for each share of SpeechWorks stock that they owned.

The combination of ScanSoft and SpeechWorks creates a clear leader in the speech industry and results in a global organization with an extensive portfolio of imaging and speech technologies, applications and services that automate business processes, offer innovative new solutions, increase customer satisfaction and improve corporate and personal productivity.

ABOUT SCANSOFT, INC.

ScanSoft, Inc. is a leading supplier of imaging, speech and language solutions that are used to automate a wide range of manual processes - saving time, increasing worker productivity and improving customer service. For more information regarding ScanSoft products and technologies, please visit www.ScanSoft.com.

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ScanSoft and the ScanSoft logo are registered trademarks or trademarks of
ScanSoft, Inc. in the United States and other countries. SpeechWorks is a registered trademark or trademark of SpeechWorks International, Inc. in the United States and other countries. All other company or product names may be the trademarks of their respective owners.

SAFE HARBOR STATEMENT

The statements in this press release that relate to future plans, events or performances are forward-looking statements that involve risks and uncertainties, including risks associated with market trends, competitive factors, and other risks identified in the Company's SEC filings. Actual results, event and performance may differ materially. Readers are cautioned not to put undue reliance on these forward-looking statements that speak only as of the date hereof.